Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into on the 4th day of April, 2006, by and between James E. Rogers (the “Employee”) and Duke Energy Corporation, a Delaware corporation, to be effective as of April 3, 2006.

Recitals

WHEREAS, the Employee previously served as Chairman of the Board, President and Chief Executive Officer of Cinergy Corp. (“Cinergy”);

WHEREAS, Cinergy entered into an Agreement and Plan of Merger by and among Deer Holding Corp., a Delaware corporation, Duke Energy Corporation, a North Carolina corporation (“Old Duke”), Cinergy, Deer Acquisition Corp. and Cougar Acquisition Corp., dated as of May 8, 2005 (as amended, the “Merger Agreement”);

WHEREAS, Deer Holding Corp. has been renamed Duke Energy Corporation (Deer Holding Corp. as so renamed, “Duke Energy”);

WHEREAS, pursuant to the Merger Agreement, effective as of the “Effective Time” (as such term is defined in the Merger Agreement, the “Effective Time”), Cinergy and Old Duke became wholly-owned subsidiaries of Duke Energy;

WHEREAS, Duke Energy desires to employ the Employee to serve as its President and Chief Executive Officer effective as of the Effective Time, and the Employee desires to accept that position with Duke Energy; and

WHEREAS, the Effective Time occurred on April 3, 2006 (the “Effective Date”).

Agreement

NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Employment. Duke Energy hereby employs the Employee, and the Employee hereby accepts such employment, effective as of the Effective Time, upon the terms and conditions set forth herein. Except as otherwise expressly provided herein, this Agreement sets forth the terms and conditions of the Employee’s employment by Duke Energy, represents the entire agreement of the parties with respect to that subject, and supersedes all prior understandings and agreements with respect to that subject. Without limiting the foregoing sentence, effective as of the Effective Time, this Agreement supersedes in its entirety the Employment Agreement by and between Cinergy and the Employee dated as of February 4, 2004 (the “Cinergy Employment Agreement”), and Exhibit D to the Merger Agreement, again in each case except as otherwise expressly provided herein.

2. Position and Duties.

(a) Duties. The Employee shall be employed by Duke Energy as President and Chief Executive Officer in accordance with Sections 4.04 and 4.05 of the by-laws of Duke Energy as in effect at the Effective Time, as amended. The Employee shall be responsible for the general management of the affairs of Duke Energy and shall perform all duties incidental to such positions which may be required by law and all such other duties as are properly required by the Board of Directors of Duke Energy (the “Board”). The Employee shall report directly to the Board. For administrative purposes, Duke Energy may designate the Employee as being employed by one or more of its subsidiaries.

(b) Engaging in Other Employment. While employed by Duke Energy, the Employee shall devote his full time and attention to Duke Energy and its subsidiaries and shall not be employed by any other person or entity. The Employee may reasonably participate as a member in community, civic, or similar organizations and may pursue personal investments, so long as such activities do not interfere with the performance of the Employee’s responsibilities as an employee in accordance with this Agreement, provided that the Employee may serve on corporate boards (other than the Board) with the approval of the Board, which approval shall not be unreasonably withheld, and provided further that the Employee’s service described on Exhibit A hereto is hereby approved as of the Effective Date.

(c) Loyal and Conscientious Performance. The Employee shall act at all times in compliance with the policies, rules and decisions adopted from time-to-time by Duke Energy, its Board and any employing subsidiaries and perform all the duties and obligations required of him by this Agreement in a loyal and conscientious manner.

(d) Location. The Employee’s principal office shall be at the principal executive offices of Duke Energy in Charlotte, North Carolina. Except for required business travel to an extent substantially consistent with the business travel obligations of senior Duke Energy executives, the Employee will not be required to relocate to a new principal place of business that is more than fifty (50) miles from such location.

3. Term of Employment. The term of the Employee’s employment pursuant to this Agreement shall commence at the Effective Time and end on the third anniversary of the Effective Date, unless terminated earlier pursuant to the provisions of this Agreement.

4. Salary; Bonus. The Employee shall not be paid a base salary, nor shall the Employee participate in the Duke Energy Corporation Executive Short-Term Incentive Plan (as it may be amended, or any successor thereto, the “STI Plan”) or any other annual cash bonus program. The Employee’s compensation will be primarily through the equity awards specified in Section 5 below.

5. Equity Awards. Duke Energy will cause equity awards (the “LTIP Awards”) to be made to the Employee as provided in this Section 5 to be evidenced by award agreements (each, an

“Award Agreement”) with additional customary terms not otherwise inconsistent with the terms of this Section 5. The LTIP awards shall be made effective as of the first day legally permissible on or after the Effective Date (the “Grant Date”).

(a) Option. Duke Energy will grant to the Employee a nonqualified stock option (the “Option”) to purchase 1,877,646 shares of Duke Energy common stock. The exercise price of the Option will be the greater of the closing price of Duke Energy common stock on the Grant Date or the trading day most recently preceding the Grant Date. The normal expiration date of the Option will be the tenth anniversary of the Grant Date. The Option will not be vested at the Grant Date, but, except as otherwise provided herein, the Option will become ratably vested and exercisable on the three successive anniversaries of the Effective Date, as follows:

Date	Becoming Vested	Total Vested
First anniversary	625,882	625,882
Second anniversary	625,882	1,251,764
Third anniversary	625,882	1,877,646

Except as otherwise provided herein, the Employee may not dispose of any shares of Duke Energy Common Stock acquired upon the exercise of the Option until the earlier of the third anniversary of the Effective Date or the termination of the Employee’s employment with Duke Energy.

(b) Phantom Stock. Duke Energy will grant to the Employee an award of phantom stock units (“Phantom Stock Units”) with respect to 258,180 shares of Duke Energy common stock. One-twelfth (1/12th) of the Phantom Stock Units will be vested as of the Grant Date. Except as otherwise provided herein, the remaining Phantom Stock Units will vest quarterly beginning July 1, 2006, as follows:

Date	Units Becoming Vested
July 1, 2006	21,515
Quarterly, with respect to each of ten calendar quarters, beginning with October 1, 2006	21,515

Vested Phantom Stock Units will be paid to the Employee in the form of shares of Duke Energy common stock (with each Phantom Stock Unit corresponding to one share of Duke Energy common stock) on or as soon as administratively feasible after the third anniversary of the Effective Date or, if earlier, as soon as administratively feasible after the termination of the Employee’s employment with Duke Energy, but not later than the last business day of the month following the month in which his employment with Duke Energy terminates and, in any event, no earlier or later than the applicable date or dates under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), in order to avoid the imposition of any taxation under such Code section.

(c) Performance Shares. Duke Energy will grant to the Employee a performance share award (a “Performance Share Award”) with respect to 322,800 shares of Duke Energy common stock. Each performance share represents the right to receive, conditioned upon vesting, one share of Duke Energy common stock. The Performance Share Award will not be vested at the Grant Date, but, except as otherwise provided herein, the Performance Share Award will vest as follows with respect to the various performance periods if the performance goals established by the Compensation Committee of the Board (the “Compensation Committee”) or other appropriate committee of the Board with respect to such period shall have been achieved:

Performance Period	Shares Vesting
Period beginning on the Grant Date and ending December 31, 2006	107,600
Calendar year ending December 31, 2007	107,600
Calendar year ending December 31, 2008	107,600

The Corporate Governance Committee and/or other appropriate committee of the Board shall establish performance goals for the Employee in respect of the Performance Share Award for each respective performance period, and the Performance Share Award will not vest unless and to the extent such goals are achieved (provided that vesting can occur at less than (but not more than) the target levels set forth above for any specified performance period as determined by the Compensation Committee and vesting shall be interpolated for performance above the threshold vesting level and below the target level set forth above). Vesting will occur only once the Compensation Committee determines that the performance goals have been met (provided that the determination of whether the performance goals in respect of any performance period have been met shall be made not later than the first March 15 following the end of the performance period). To the extent the performance goals are not met, the Performance Share Award will be forfeited and will cease to be outstanding. With respect to each of the respective performance periods, the performance goals shall be weighted as provided in the STI Plan (currently 80% on Duke Energy financial performance goals and 20% on individual performance goals), provided that the extent of goal attainment for any performance period shall be determined in the aggregate. The Duke Energy financial performance goals for any performance period shall be those established under the STI Plan. Vested Performance Share Award units will be paid to the Employee in the form of shares of Duke Energy common stock (with each Performance Share Award unit corresponding to one share of Duke Energy common stock) on or as soon as administratively feasible after the third anniversary of the Effective Date or, if earlier, as soon as administratively feasible after the termination of the Employee’s employment with Duke Energy, but not later than the last business day of the month following the month in which his employment with Duke Energy terminates and, in any event, no earlier or later than the applicable date or dates under Section 409A of the Code in order to avoid the imposition of any taxation under such Code section.

(d) Dividend Equivalents. Duke Energy will grant to the Employee dividend equivalent rights with respect to the Phantom Stock Award and the Performance Share Award for

all periods while such Awards remain outstanding. Each dividend equivalent right represents the right to receive fully vested cash payments, at the time that cash dividends are paid on Duke Energy common stock, in an amount equivalent to the cash dividend paid on the number of shares of Duke Energy common stock represented by the shares of Duke Energy common stock underlying Phantom Stock Units and Performance Share Award units while such awards remain outstanding (i.e., have not been forfeited) but unpaid.

6. Fringe Benefits. The Employee shall be entitled to no less than five weeks of vacation annually, to be taken in accordance with Duke Energy’s policies, with no diminution in compensation. The Employee and his eligible dependents shall also be entitled to participate in Duke Energy’s or its affiliates’ medical and dental health care plans to the extent such plans are available generally to other similarly situated senior executives of Duke Energy and their eligible dependents (provided that the employee-paid portion of any premium contributions required of the Employee shall be made in any event on a post-tax rather than a pre-tax basis). The Employee shall also be entitled to, at the Employee’s election on an annual basis, either participation in Duke Energy’s Executive Physicals Program or an annual physical to be performed at the Mayo Clinic by a physician of the Employee’s choosing. Except for the foregoing, and except as expressly set forth elsewhere in this Agreement, the Employee will not be entitled to any other retirement, health, or welfare benefits, or to participation in, or the accrual of benefits under, any other retirement, health, or welfare benefit plan, practice, policy, or program of Duke Energy or any of its affiliates. Except as specifically set forth in this Agreement, the Employee shall not be entitled to any perquisite or fringe benefit, such as company automobiles, automobile allowances, and club memberships. The Employee shall be reimbursed for ordinary and reasonable expenses specifically including but not limited to those associated with entertainment and travel in accordance with Duke Energy policies and procedures. To the extent the Employee incurs ordinary and reasonable expenses associated with his spouse accompanying him on business travel, and/or to the extent such travel is treated by the taxing authorities as a taxable personal benefit to the Employee or his spouse, Duke Energy will reimburse the Employee for those expenses and will also pay to the Employee a tax gross-up payment in an amount sufficient to hold him harmless from any federal, state and local income and employment taxes due in respect of such taxable personal benefit and related gross-up payment. Notwithstanding anything in this Section 6 to the contrary, Duke Energy acknowledges that the Employee has previously been employed by Cinergy or its predecessor or affiliated entities, and by virtue of such previous employment he is entitled to benefits under various plans and agreements of Cinergy or its affiliates (exclusive of the Cinergy Employment Agreement or Exhibit D to the Merger Agreement). Duke Energy and the Employee agree that the Employee’s rights to such benefits will be unaffected - neither enhanced nor diminished - as a result of his employment by Duke Energy or its affiliates following the Effective Time. Without limiting the generality of the foregoing, Duke Energy and the Employee agree that his employment under this Agreement shall not be deemed or counted as service with Cinergy or any affiliate (as determined immediately before the Effective Time) or predecessor entity for any purpose, including the determination of retirement dates, under such plans and agreements.

7. Use of Duke Energy Aircraft. Duke Energy desires to provide for the security of the Employee during his travels, and accordingly, whenever feasible, Duke Energy will require the Employee to use Duke Energy aircraft for his business travel. The Employee will also be permitted to use Duke Energy aircraft for his personal travel within North America. The Employee’s access to such aircraft for personal travel will be subject to availability in light of the use of Duke Energy aircraft for other Duke Energy business. The Employee shall reimburse Duke Energy for the cost of any such personal travel in accordance with Duke Energy’s standard rates and reimbursement policies as in effect from time to time, and, to the extent that the provision of such aircraft is treated by the taxing authorities as a taxable personal benefit to the Employee, the Employee will be responsible for the payment of any taxes on such income, including making payments to Duke Energy to fund withholding obligations as described in Section 10 hereof.

8. Certain Financial Planning and Other Expenses. Duke Energy will reimburse the Employee for the reasonable cost of transitional financial and tax planning and advisory services incurred through April 15, 2007 (or, if later the date of timely filing of the Employee’s individual income tax return for 2006), and will also pay to the Employee a tax gross-up payment in an amount sufficient to hold him harmless from any federal, state and local income and employment taxes due in respect of such reimbursement and related gross-up payment. Duke Energy also will reimburse the Employee for the reasonable professional fees incurred by him incident to the negotiation, preparation and execution of this Agreement, but without provision for any tax gross-up payment.

9. Relocation Payments. The Employee’s employment hereunder requires that he relocate his principal residence to Charlotte, North Carolina. To compensate the Employee for the costs associated with such relocation, Duke Energy will reimburse the Employee for costs incurred on account of such relocation in accordance with the Cinergy relocations policies and procedures or, if more favorable, the Duke Energy relocation policies and procedures, as in effect with respect to other similarly situated senior executives of Cinergy from time to time.

10. Withholding. Duke Energy may effect withholdings, from the payments due to the Employee, for the payment of taxes and other lawful withholdings, in accordance with applicable law, and to pay contributions required with respect to the participation of the Employee and any eligible dependents in Duke Energy’s medical and dental health care plans. If circumstances arise in which such withholding is required on account of any compensation or benefits (including, without limitation, upon the payment of any compensation or benefits pursuant to Sections 5, 6, 7, 8 and 9), at a time when there are not cash payments being made to the Employee from which such withholding obligations can be satisfied, the Employee will deliver to Duke Energy, in advance, amounts sufficient to fund such withholding or contributions obligations; provided that, in satisfaction of any tax withholding requirement that may apply in respect of the delivery or vesting of shares of Duke Energy common stock pursuant to Section 5 hereof, the Employee at his election may require Duke Energy to withhold from any shares of Duke Energy common stock that otherwise would become vested or deliverable pursuant to Section 5 hereof shares with a fair market value (determined as of the date delivery or vesting otherwise would be made or occur) equal to the minimum amount of tax required to be withheld in respect of such vesting or delivery.

11. Confidentiality; Privileged Information.

(a) The Employee shall not, at any time, use (other than in the ordinary course of and for the purpose of fulfilling his duties as an employee of Duke Energy), divulge or otherwise disclose, directly or indirectly, any confidential and proprietary information (including without limitation any customer or prospect list, supplier list, acquisition or merger target, business plan or strategy, data, records, financial information or other trade secrets) concerning the business, policies or operations of Duke Energy or its affiliates that the Employee may have learned or become aware of at any time on or prior to the date hereof or during the term of the Employee’s employment by Duke Energy.

(b) The Employee further acknowledges and agrees that all “Company Materials,” which include, but are not limited to, computers, computer software, computer disks, tapes, printouts, source, HTML and other code, flowcharts, schematics, designs, graphics, drawings, photographs, charts, graphs, notebooks, customer lists, sound recordings, other tangible or intangible manifestation of content, and all other documents whether printed, typewritten, handwritten, electronic, or stored on computer disks, tapes, hard drives, or any other tangible medium, as well as samples, prototypes, models, products and the like, shall be the exclusive property of Duke Energy and, upon termination of the Employee’s employment with Duke Energy (or, in the event that the Employee continues as a director of Duke Energy, upon his ceasing to be a director of Duke Energy), or upon the request of Duke Energy, all Company Materials, including all copies thereof, as well as all other property of Duke Energy then in the Employee’s possession or control, shall be returned to Duke Energy. For purposes of this Section 11, “Company Materials” shall include all such materials of Duke Energy’s subsidiaries.

(c) The Employee acknowledges that the Company Materials may contain information that is confidential and subject to the attorney-client privilege of Duke Energy or its subsidiaries or otherwise protected by attorney work product immunity. Except as required by law, the Employee agrees not to disclose to any person (other than in-house or outside counsel for Duke Energy and its subsidiaries) the content or substance of any conversations or discussions that the Employee may have or may have had at any time, whether during his employment hereunder or otherwise. In addition, the Employee agrees that he will, if and to the extent directed by the general counsel of Duke Energy, cooperate fully with in-house or outside counsel for Duke Energy and its subsidiaries in connection with any investigation, litigation or other matter in which such counsel represents Duke Energy or its subsidiaries and acknowledges that his communications with such counsel will be subject to Duke Energy’s or its subsidiaries’ attorney-client privilege.

(d) The Employee acknowledges that these restrictions are reasonable and necessary to protect Duke Energy’s business and goodwill, and that the obligations under this Section 11 shall survive any termination of his employment. The Employee acknowledges that if any of these restrictions or obligations are found by a court having jurisdiction to be unreasonable or overly broad or otherwise unenforceable, he and Duke Energy agree that the restrictions or obligations shall be modified by the court so as to be reasonable and enforceable and if so modified shall be fully enforced.

12. Termination.

(a) In General. Notwithstanding anything to the contrary contained herein, the Employee’s employment may be terminated prior to the end of the term specified in Section 3 as follows:

(i) by the Employee, by resigning, with 90 days’ notice;

(ii) automatically, upon the death of the Employee;

(iii) by Duke Energy upon 90 days’ notice.

Upon any termination, the Employee will be entitled to compensation, if any, accrued or payable as of the date of termination.

(b) Certain Terminations. The Employee shall be entitled to certain special severance payments and benefits (in addition to the provision made in Section 12(a), as applicable), as follows:

(i) If the Employee’s employment is terminated before the second anniversary of the Effective Date by Duke Energy without “Cause” or by the Employee with “Good Reason” (as those terms are defined in Exhibit B hereto):

(A) the Employee shall be entitled to the payments and benefits to which he would have been entitled under Section 5a(iii) of the Cinergy Employment Agreement, without interest, had the Employee’s employment been terminated immediately following the Effective Time, except that:

(I) No Accrued Obligations shall be payable;

(II) There shall be no additional vesting or age or service credit provided under Section 5(a)(iii)(3) of the Cinergy Employment Agreement; and

(III) The payments otherwise required under Section 5a(iii)(7) of the Cinergy Employment Agreement (relating to country club annual dues and assessments) shall not be provided; and

(B) a portion of each LTIP Award (to the extent then not already vested) shall vest immediately (in the case of the Performance Share Award, based on the target level of performance), such portion to be equal to (I) the number of days elapsed at the time of termination (inclusive) in the vesting period not yet concluded at the time of termination divided by (II) the number of days in the vesting period not yet concluded at the time of termination, and all vested Options (including those that vest pursuant to the operation of this subsection (b)(i)(B)) will remain exercisable for the full duration of their ten-year term.

(ii) If the Employee’s employment is terminated on or after the second anniversary of the Effective Date but before the third anniversary of the Effective Date by Duke Energy without “Cause” or by the Employee with “Good Reason” (as those terms are defined in Exhibit B hereto):

(A) the Employee shall be entitled to the payments and benefits to which he would have been entitled under Section 5a(ii) of the Cinergy Employment Agreement, without interest, had the Employee’s employment been terminated immediately following the Effective Time (but determined as if no “Change in Control” or “Potential Change in Control” had occurred within the meaning of the Cinergy Employment Agreement), except that:

(I) No Accrued Obligations shall be payable;

(II) The payment otherwise required under Section 5a(ii)(2) of the Cinergy Employment Agreement (relating the Value Creation Plan under the Cinergy Corp. 1996 Long-Term Incentive Compensation Plan) shall not be provided; and

(III) The medical and dental benefits otherwise required under Section 5a(ii)(3) of the Cinergy Employment Agreement shall be based on the medical and welfare benefit plans, practices, programs or policies of Duke Energy as applicable to other senior executives of Duke Energy, subject to the otherwise applicable terms and conditions of Section 5a(ii)(3)(A), (B) and (C) of the Cinergy Employment Agreement; and

(B) a portion of each LTIP Award (to the extent then not already vested) shall vest immediately (in the case of the Performance Share Award, based on the target level of performance), such portion to be equal to (I) the number of days elapsed at the time of termination (inclusive) in the vesting period not yet concluded at the time of termination divided by (II) the number of days in the vesting period not yet concluded at the time of termination, provided that if such a termination of employment occurs after December 31, 2008, then the Performance Share Award shall be payable (if at all) as determined in accordance with its terms without regard to the termination of employment under this subsection (b)(ii), and all vested Options (including those that vest pursuant to the operation of this subsection (b)(ii)(B)) will remain exercisable for the full duration of their ten-year term.

(iii) If the Employee’s employment is terminated for death or disability due to physical or mental illness or injury that precludes the Employee from performing any job for which he is qualified and able to perform based upon his education, training or experience, all outstanding and unvested LTIP Awards will vest immediately (in the case of the Performance Share Award, based on the target level of performance), and all vested Options (including those that vest pursuant to the operation of this subsection (b)(iii)) will remain exercisable for the full duration of their ten-year term.

(iv) If the Employee’s employment is terminated by the Employee other than with “Good Reason” (as defined in Exhibit B hereto), a portion of each LTIP Award (to the extent then not already vested) shall vest immediately (in the case of the Performance

Share Award, based on the target level of performance), such portion to be equal to (I) the number of days elapsed at the time of termination (inclusive) in the vesting period not yet concluded at the time of termination divided by (II) the number of days in the vesting period not yet concluded at the time of termination, provided that if such a termination of employment occurs after December 31, 2008, then the Performance Share Award shall be payable (if at all) as determined in accordance with its terms without regard to the termination of employment under this subsection (b)(iv), and all vested Options (including those that vest pursuant to the operation of this subsection (b)(iv)) will remain exercisable for the full duration of their ten-year term.

(v) If the Employee’s employment is terminated by Duke Energy for “Cause” (as defined in Exhibit B hereto), a portion of each LTIP Award (to the extent then not already vested) shall vest immediately (in the case of the Performance Share Award, based on the target level of performance), such portion to be equal to (I) the number of days elapsed at the time of termination (inclusive) in the vesting period not yet concluded at the time of termination divided by (II) the number of days in the vesting period not yet concluded at the time of termination, provided that if such a termination of employment occurs after December 31, 2008, then the Performance Share Award shall be payable (if at all) as determined in accordance with its terms without regard to the termination of employment under this subsection (b)(v), and all vested Options (including those that vest pursuant to the operation of this subsection (b)(v)) will remain exercisable for a period of 90 days following termination (but not beyond their ten-year term), at which time they will expire.

Any capitalized terms used but not defined in this Section 12(b) shall have the meaning ascribed to them in the Cinergy Employment Agreement. The compensation and benefits to be provided under this Section 12(b) shall be provided only if the Employee timely executes and does not timely revoke a release of claims substantially in the form attached hereto as Exhibit C.

(c) Certain Special Payments.

(i) Whether or not the Employee becomes entitled to payments or benefits pursuant to Section 12(b) of this Agreement, if any of the payments or benefits received or to be received by the Employee during the term of this Agreement (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement of Duke Energy or Duke Energy or their affiliates) or otherwise by reason of this Agreement (a “Payment” or “Payments”) would be subject to any excise tax imposed by Section 4999 of the Code, together with any interest, penalties, additional tax or similar items that are incurred by the Employee with respect to the excise tax imposed by Section 4999 of the Code (collectively, the “Excise Tax”), then the Employee will be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Employee of all taxes (including any interest, penalties, additional tax, or similar items imposed with respect thereto and the Excise Tax), including any Excise Tax imposed upon the Gross-Up Payment, the Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon or assessable against the Employee due to the Payments.

(ii) Subject to the provisions of this Section 12(c), all determinations required to be made under this Section 12(c), including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the accounting firm which was, immediately prior to the Effective Date, Duke Energy’s independent auditor (the “Accounting Firm”), which shall provide detailed supporting calculations both to Duke Energy and the Employee within fifteen (15) business days of the receipt of notice from the Employee that there has been a Payment, or such earlier time as is requested by Duke Energy. If the Accounting Firm determines that no Excise Tax is payable by the Employee, it shall, at the same time as it makes such determination, furnish the Employee with an opinion that he has substantial authority not to report any Excise Tax on his federal income tax return. All fees and expenses of the Accounting Firm shall be borne solely by Duke Energy. Any Gross-Up Payment, as determined pursuant to this Section 12(c), shall be paid by Duke Energy to the Employee within five (5) days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon Duke Energy and the Employee. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by Duke Energy should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event of any Underpayment, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by Duke Energy to or for the benefit of the Employee, and Duke Energy shall indemnify and hold harmless the Employee for any such Underpayment, on an after-tax basis, including interest and penalties with respect thereto. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of the Employee’s employment, then, unless otherwise treated as an impermissible loan under applicable law, the Employee shall repay to Duke Energy, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment tax imposed on the Gross-Up Payment being repaid by the Employee to the extent that such repayment results in a reduction in Excise Tax and/or a federal, state or local income or employment tax deduction) plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code.

(iii) The value of any non-cash benefits or any deferred payment or benefit paid or payable to the Employee will be determined in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Employee will be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and applicable state and local income taxes at the highest marginal rate of taxation in the state and locality of the Employee’s residence on the date of the Employee’s termination of employment, net of the maximum reduction in federal income taxes that would be obtained from deduction of those state and local taxes.

(iv) Notwithstanding anything contained in this Agreement to the contrary, in the event that, according to the Accounting Firm’s determination, an Excise Tax will be imposed on any Payment or Payments, Duke Energy will pay to the applicable government taxing authorities as Excise Tax withholding, the amount of the Excise Tax that Duke Energy has actually withheld from the Payment or Payments in accordance with law.

(d) Certain Payment Disputes. Duke Energy will reimburse the Employee for all reasonable legal fees and expenses incurred by the Employee (i) in successfully disputing pursuant to Section 19 a termination which is ultimately determined to constitute a termination of employment entitling him to benefits pursuant to Section 12(b) or (ii) in reasonably disputing pursuant to Section 19 whether or not Cinergy has terminated his employment for Cause (as defined in Exhibit B hereto). Payment will be made within five (5) business days after delivery of the Employee’s written request for payment accompanied by such evidence of fees and expenses incurred as Duke Energy reasonably may require.

13. Certain Legacy Compensation and Benefits

(a) Nothing herein shall be construed as adversely affecting the Employee’s right to receive compensation and benefits which have been awarded to him prior to the Effective Time, whether pursuant to his employment agreement currently in effect with Cinergy or otherwise, and such compensation and benefits shall not be taken into account by Duke Energy in determining the Employee’s right to compensation and benefits awarded by Duke Energy on or after the Effective Time. For the avoidance of doubt, Exhibit D hereto sets forth a list of key legacy benefits to which Employee is or will be entitled following the Effective Time.

(b) Without limiting the generality of Section 13(a) hereof, Duke Energy acknowledges and agrees that the Employee’s right to his supplemental retirement benefit provided, collectively, under the Cinergy Corp. Excess Pension Plan, the Cinergy Corp. Supplemental Executive Retirement Plan and Section 3b(ii) of the Cinergy Employment Agreement remains unaffected by this Agreement. Duke Energy agrees that, unless Cinergy has undertaken such action under the following clauses (i) and (ii) prior to the Effective Time, an amount equal to the full present value of the supplemental retirement benefit (including any nonvested portion thereof) calculated based on the actuarial factors applicable under the Cinergy Corp. Non-Union Employees’ Pension Plan as in effect at the time of contribution (i) shall be converted as of the Effective Time into an account under the Cinergy Corp. 401(k) Excess Plan and credited with earnings accruing thereon following the Effective Time in accordance with the terms of such 401(k) Excess Plan, and (ii) shall be contributed by Duke Energy on behalf of the Employee into a grantor trust established in respect of the Cinergy Corp. 401(k) Excess Plan. The Employee shall receive the vested portion of his account under the Cinergy Corp. 401(k) Excess Plan, including all earnings accrued thereon, in accordance with his supplemental retirement benefit distribution election.

14. Administration.

(a) Designation of Beneficiary. The Employee shall designate a person or persons (“Beneficiary”) to receive benefits hereunder following the death of the Employee by submitting to the Compensation Committee a designation of Beneficiary in the form required by the

Compensation Committee. In the absence of a valid designation form, all such benefits shall be paid to the legal representative of the Employee’s estate. If Duke Energy has any doubt as to the proper Beneficiary to receive payments hereunder, Duke Energy shall have the right to withhold such payments until the matter is finally determined.

(b) No Assignment. No right or benefit under this Agreement shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge such rights or benefits shall be void.

(c) “Top-Hat” Plan. Duke Energy intends for the aspects of this Agreement that constitute a deferral of compensation until after termination of employment to be a “top-hat” plan (“Plan”) for a single highly compensated management employee which is exempt from substantially all of the requirements of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) pursuant to Sections 201(2), 301(a)(3), and 401(a)(l) of ERISA. Duke Energy is the sponsor of the Plan under Section 3(16)(B) of ERISA. The Compensation Committee is the named fiduciary of the Plan and as such shall have the authority to control and manage the operation and administration of the Plan except as otherwise expressly provided herein. The Compensation Committee may designate other persons to carry out fiduciary responsibilities hereunder. Any such designation must be in writing and must be accepted in writing by any such other person. The Compensation Committee is the administrator of the Plan within the meaning of Section 3(16)(A) of ERISA. As administrator, the Compensation Committee has the authority (without limitation as to other authority) to delegate its duties to agents and to make rules and regulations that it believes are necessary or appropriate to carry out the Plan. The Compensation Committee has the discretion as a Plan fiduciary to interpret and construe the terms and provisions of the Plan and to make factual determinations in connection therewith. A decision of the Compensation Committee with respect to any matter pertaining to the Plan shall be conclusive and binding upon all interested persons.

(d) Claims Procedure.

(i) Claim. If the Employee or a Beneficiary has any grievance, complaint, or claim concerning any aspect of the operation or administration of the Plan (collectively referred to herein as “claim” or “claims”), the Employee or Beneficiary shall submit the claim to the Compensation Committee, which shall have the initial responsibility for deciding the claim.

(ii) Written Claim. A claim for benefits will be considered as having been made when submitted in writing by the claimant to the Compensation Committee. No particular form is required for the claim, but the claim must identify the name of the claimant and describe generally the benefit to which the claimant believes he is entitled. The claim may be delivered personally during normal business hours or mailed to the Compensation Committee. All such claims shall be submitted in writing and shall set forth the relief requested and the reasons the relief should be granted. All such claims must be submitted within the “applicable limitations period.” The “applicable limitations period” shall be two years beginning on: (i) in the case of any lump-sum payment, the date on which the payment was made, (ii) in the case of an installment payment, the date of the first in the series of payments, or (iii) for all other claims, the date on which the action complained or grieved of occurred.

(iii) Committee Determination. The Compensation Committee will determine whether, or to what extent, the claim may be allowed or denied under the terms of the Plan. If the claim is wholly or partially denied, the claimant shall be so informed by written notice within 90 days after the day the claim is submitted unless special circumstances require an extension of time for processing the claim. If such an extension of time for processing is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 90-day period. Such extension may not exceed an additional 90 days from the end of the initial 90-day period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render the final decision. If notice of denial of a claim (in whole or in part) is not furnished within the initial 90-day period after the claim is submitted (or, if applicable, the extended 90-day period), the claimant shall consider that his claim has been denied just as if he had received actual notice of denial.

(iv) Notice of Determination. The notice informing the claimant that his claim has been wholly or partially denied shall be written in a manner calculated to be understood by the claimant and shall include:

(1) The specific reason(s) for the denial.

(2) Specific reference to pertinent Plan provisions on which the denial is based.

(3) A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary.

(4) Appropriate information as to the steps to be taken if the Employee or Beneficiary wishes to submit his claim for review.

(v) Appeal. If the claim is wholly or partially denied, the claimant (or his authorized representative) may file an appeal of the denied claim with the Compensation Committee requesting that the claim be reviewed. The Compensation Committee shall conduct a full and fair review of each appealed claim and its denial. Unless the Compensation Committee notifies the claimant that due to the nature of the benefit and other attendant circumstances he is entitled to a greater period of time within which to submit his request for review of a denied claim, the claimant shall have 60 days after he (or his authorized representative) receives written notice of denial of his claim within which such request must be submitted to the Compensation Committee.

(vi) Request for Review. The request for review of a denied claim must be made in writing. In connection with making such request, the claimant or his authorized representative may:

(1) Review pertinent documents.

(2) Submit issues and comments in writing.

(vii) Determination of Appeal. The decision of the Compensation Committee regarding the appeal shall be promptly given to the claimant in writing and shall normally be given no later than 60 days following the receipt of the request for review. However, if special circumstances (for example, if the Compensation Committee decides to hold a hearing on the appeal) require a further extension of time for processing, the decision shall be rendered as soon as possible, but no later than 120 days after receipt of the request for review. However, if the Compensation Committee holds regularly scheduled meetings at least quarterly, a decision on review shall be made by no later than the date of the meeting which immediately follows the receipt of a request for review, unless the request is filed within 30 days preceding the date of such meeting. In such case, a decision may be made by no later than the date of the second meeting following the receipt of the request for review. If special circumstances (for example, if the Compensation Committee decides to hold a hearing on the appeal) require a further extension of time for processing, the decision shall be rendered as soon as possible, but no later than the third meeting following the receipt of the request for review. If special circumstances require that the decision will be made beyond the initial time for furnishing the decision, written notice of the extension shall be furnished to the claimant (or his authorized representative) prior to the commencement of the extension. The decision on review shall be in writing and shall be furnished to the claimant or to his authorized representative within the appropriate time for the decision. If a decision on review is not furnished within the appropriate time, the claim shall be deemed to have been denied on appeal.

(viii) Hearing. The Compensation Committee may, in its sole discretion, decide to hold a hearing if it determines that a hearing is necessary or appropriate in order to make a full and fair review of the appealed claim.

(ix) Decision. The decision on review shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, as well as specific references to the pertinent Plan provisions on which the decision is based.

(x) Exhaustion of Appeals. The Employee or Beneficiary must exhaust his rights to file a claim and to request a review of the denial of his claim before instituting any arbitration proceeding or bringing any civil action to recover benefits due to him under the terms of the Plan, to enforce his rights under the terms of the Plan, or to clarify his rights to future benefits under the terms of the Plan. No action at law or in equity to recover under this Plan shall be commenced later than one year from the date of the decision on review (or deemed denial if no decision is issued).

(xi) Committee’s Authority. The Compensation Committee shall exercise its responsibility and authority under this claims procedure as a fiduciary and, in such capacity, shall have the discretionary authority and responsibility (1) to interpret and construe the Plan and any rules or regulations under the Plan, and (2) to make factual determinations in connection therewith.

15. Notice. Any notice to be given hereunder by either party to the other must be in writing and be effectuated either by personal delivery in writing or by mail, registered or certified, postage prepaid, with return receipt requested. Mailed notices shall be addressed to the parties at the following addresses:

If to Duke Energy or any other Duke Energy affiliate:

Chairman, Compensation Committee

cc:	Mr. Christopher C. Rolfe
Group Executive and Chief HR Officer
Duke Energy Corporation
526 South Church Street
Charlotte, North Carolina 28202

If to the Employee:

At the most recent contact information on file in the payroll records of Duke Energy

16. Waiver of Breach. The waiver by any party to a breach of any provision in this Agreement cannot operate or be construed as a waiver of any subsequent breach by a party.

17. Severability. The invalidity or unenforceability of any particular provision in this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if the invalid or unenforceable provision were omitted.

18. Amendment. No modifications or amendments of the terms and conditions herein shall be effective unless in writing and signed by the parties or their respective duly authorized agents.

19. Governing Law and Forum Selection. The parties agree that any dispute, claim, or controversy based on common law, equity, or any federal, state, or local statute, ordinance, or regulation (other than workers’ compensation claims) arising out of or relating in any way to the Employee’s employment, the terms, benefits, and conditions of employment, or concerning this Agreement or its termination and any resulting termination of employment, including whether such a dispute is arbitrable, shall be settled by arbitration. This agreement to arbitrate includes but is not limited to all claims for any form of illegal discrimination, improper or unfair treatment or dismissal, and all tort claims. The Employee will still have a right to file a discrimination charge with a federal or state agency, but the final resolution of any discrimination claim will be submitted to arbitration instead of a court or jury. The arbitration proceeding will be conducted under the employment dispute resolution arbitration rules of the American Arbitration Association in effect at the time a demand for arbitration under the rules is made, and such proceeding will be adjudicated in Charlotte, North Carolina in accordance with the laws of the state of North Carolina, without regard to any applicable state’s choice of law provisions. The decision of the arbitrator(s), including determination of the amount of any damages suffered, will be exclusive, final, and binding on all parties, their heirs, executors, administrators, successors and assigns. Each party will bear its own expenses in the arbitration for arbitrators’ fees and attorneys’ fees, for its witnesses, and for other expenses of presenting its case. Other arbitration costs, including administrative fees and fees for records or transcripts, will be borne equally by the parties. Notwithstanding anything in this Section 19 to the contrary, if the Employee prevails with respect to any dispute submitted to arbitration under this Section 19, Duke Energy will reimburse or pay all legal fees and expenses that the Employee may reasonably incur as a result of the dispute.

20. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their permitted successors, assigns, legal representatives and heirs, but neither this Agreement nor any rights hereunder shall be assignable by the Employee. Duke Energy will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Duke Energy to assume expressly and agree to perform this Agreement in the same manner and to the same extent that Duke Energy would be required to perform it if no succession had taken place. Duke Energy’s failure to obtain such an assumption and agreement prior to the effective date of a succession will be a breach of this Agreement and will entitle the Employee to compensation from Duke Energy in the same amount and on the same terms as if the Employee’s employment were to terminate pursuant to Section 12(b)(i) or 12(b)(ii) hereof, as the case may be, treating the date on which any such succession becomes effective as the date of employment termination.

21. Full Settlement; Mitigation. Except as otherwise provided in this Agreement, Duke Energy’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations under this Agreement will not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right, or action that Duke Energy may have against the Employee or others. In no event will the Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts (including amounts for damages for breach) payable to the Employee under any of the provisions of this Agreement and, except as provided in regard to medical and dental benefits to be provided in accordance with Sections 5a(ii)(3) and 5a(iii)(4) of the Cinergy Employment Agreement (as incorporated into Section 12(b) of this Agreement), those amounts will not be reduced simply because the Employee obtains other employment.

22. Code § 409A. It is the intention of Duke Energy and the Employee that this Agreement not result in unfavorable tax consequences to the Employee under Section 409A of the Code. Notwithstanding anything to the contrary herein, if the Employee is a “specified employee” (within the meaning of Section 409A(a)(2)(B)(i) of the Code), any amounts otherwise payable to or in respect of him pursuant to this Agreement shall be delayed until the earliest date permitted by Section 409A(a)(2) of the Code. The Company and the Employee agree to work together in good faith in an effort to comply with Section 409A of the Code including, if necessary, amending this Agreement based on further guidance issued by the Internal Revenue Service from time to time, provided that Duke Energy shall not be required to assume any increased economic burden.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

DUKE ENERGY CORPORATION

By:	James H. Hance, Jr.
Title:	Chairman, Compensation Committee

EMPLOYEE

James E. Rogers

EXHIBIT A

Pursuant to Section 2(b), the following service of the Employee is hereby approved as of the Effective Date:

Service on the board of directors of Fifth Third Bancorp

EXHIBIT B

For purposes of Section 12(b), “Cause” and “Good Reason” shall have the respective meanings set forth below:

“Cause” means:

(a) The willful and continued failure by the Employee to substantially perform the Employee’s duties with Duke Energy or any of its subsidiaries or to comply with the policies, rules and decisions adopted from time-to-time by Duke Energy, its Board and any employing subsidiaries of which the Employee is made aware or reasonably should be aware (other than any such failure resulting from the Employee’s incapacity due to physical or mental illness) that, if curable, has not been cured within 30 days after the Board has delivered to the Employee a written demand for substantial performance, which demand specifically identifies the manner in which the Employee has not substantially performed his duties. This event will constitute Cause even if the Employee issues a Notice of Termination (as described below) for Good Reason after the Board delivers a written demand for substantial performance.

(b) The breach by the Employee of the confidentiality provisions set forth in Section 11.

(c) The conviction of the Employee for the commission of a felony, including the entry of a guilty or nolo contendere plea, or any willful or grossly negligent action or inaction by the Employee that has a materially adverse effect on Duke Energy. For purposes of this definition of Cause, no act, or failure to act, on the Employee’s part will be deemed “willful” unless it is done, or omitted to be done, by the Employee in bad faith and without reasonable belief that the Employee’s act, or failure to act, was in the best interest of Duke Energy.

(d) Notwithstanding the foregoing, Duke Energy shall be deemed to have not terminated the employment of the Employee for Cause unless and until there shall have been delivered to the Employee a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the members of the Board (excluding the Employee, if he is a member of the Board) then in office at a meeting of the members of the Board called and held for such purpose (after reasonable notice to the Employee and an opportunity for the Employee, together with his counsel, to be heard by the members of the Board), finding that, in the good faith opinion of the members of the Board (excluding the Employee, if he is a member of the Board), the Employee had committed an act set forth above in this definition of Cause and specifying the particulars thereof in detail.

“Good Reason” means:

(a) The material reduction without his consent of the Employee’s title, authority, duties, or responsibilities from those in effect immediately prior to the reduction, the failure by Duke Energy without the consent of the Employee to nominate the Employee for re-election to the Board, or a material adverse change in the Employee’s reporting responsibilities.

(b) Any breach by Duke Energy of any other material provision of this Agreement (including but not limited to the place of performance as specified in Section 2(d)).

(c) A failure by Duke Energy to require any successor entity to Duke Energy specifically to assume in writing all of Duke Energy’s obligations to the Employee under this Agreement.

Any termination of the Employee’s employment by Duke Energy for Cause or by the Employee for Good Reason will be communicated by a written Notice of Termination to the other party to this Agreement in accordance with the following requirements:

(a) The notice indicates the specific termination provision in this Agreement relied upon as the basis for termination.

(b) To the extent applicable, the notice sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment for Good Reason or Cause (as the case may be).

(c) If the date of termination of employment is other than the date of receipt of the notice, the notice specifies the date of termination, which will be no more than 30 days after the date the notice was given. The failure by the Employee or Duke Energy to set forth in the Notice of Termination any fact or circumstances that contributes to a showing of Good Reason or Cause will not waive any right of the Employee or Duke Energy under this Agreement or preclude the Employee or Duke Energy from asserting that fact or circumstance in enforcing rights under this Agreement.

(d) If for Cause, the notice must include a copy of a resolution duly adopted by the affirmative vote of not less three quarters (3/4) of the entire membership of the Board (excluding the Employee, if he is a member of the Board) at a meeting of the Board called and held for the purpose of considering the termination. The resolution must include a finding that, in the good faith opinion of the Board (excluding the Employee, if he is a member of the Board), the Employee was guilty of conduct set forth in the definition of Cause, and it must specify the particulars of the conduct in detail.

EXHIBIT C

RELEASE OF CLAIMS

This RELEASE OF CLAIMS (the “Release”) is executed and delivered by James E. Rogers (the “Employee”) to DUKE ENERGY CORPORATION (together with its successors, “Duke”).

In consideration of the agreement by Duke to provide the Employee with the rights, payments and benefits under the Employment Agreement between the Employee and Duke dated                      (the “Employment Agreement”), the Employee hereby agrees as follows:

Section 1. Release and Covenant. The Employee, of his own free will, voluntarily and unconditionally releases and forever discharges Duke, its subsidiaries, parents, affiliates, their directors, officers, employees, agents, stockholders, successors and assigns (both individually and in their official capacities with Duke) (the “Duke Releasees”) from, any and all past or present causes of action, suits, agreements or other claims which the Employee, his dependents, relatives, heirs, executors, administrators, successors and assigns has or may hereafter have from the beginning of time to the date hereof against Duke or the Duke Releasees upon or by reason of any matter, cause or thing whatsoever, including, but not limited to, any matters arising out of his employment by Duke and the cessation of said employment or any claim for compensation, and including, but not limited to, any alleged violation of the Civil Rights Acts of 1964 and 1991, the Equal Pay Act of 1963, the Age Discrimination in Employment Act of 1967, the Rehabilitation Act of 1973, the Employee Retirement Income Security Act of 1974, the Older Workers Benefit Protection Act of 1990, the Americans with Disabilities Act of 1990, the North Carolina Equal Employment Protection Act and any other federal, state or local law, regulation or ordinance, or public policy, contract or tort law having any bearing whatsoever on the terms and conditions of employment or termination of employment. This Release shall not, however, constitute a waiver of any of the Employee’s rights under the Employment Agreement.

Section 2. Due Care. The Employee acknowledges that he has received a copy of this Release prior to its execution and has been advised hereby of his opportunity to review and consider this Release for 21 days prior to its execution. The Employee further acknowledges that he has been advised hereby to consult with an attorney prior to executing this Release. The Employee enters into this Release having freely and knowingly elected, after due consideration, to execute this Release and to fulfill the promises set forth herein. This Release shall be revocable by the Employee during the 7-day period following its execution, and shall not become effective or enforceable until the expiration of such 7-day period. In the event of such a revocation, the Employee shall not be entitled to the consideration for this Release set forth above.

Section 3. Nonassignment of Claims; Proceedings. The Employee represents and warrants that there has been no assignment or other transfer of any interest in any claim which the Employee may have against Duke or any of the Duke Releasees. The Employee represents that he has not commenced or joined in any claim, charge, action or proceeding whatsoever against Duke or any of the Duke Releasees arising out of or relating to any of the matters set forth in this Release. The

Employee further agrees that he will not seek or be entitled to any personal recovery in any claim, charge, action or proceeding whatsoever against Duke or any of the Duke Releasees for any of the matters set forth in this Release.

Section 4. Reliance by Employee. The Employee acknowledges that, in his decision to enter into this Release, he has not relied on any representations, promises or agreements of any kind, including oral statements by representatives of Duke or any of the Duke Releasees, except as set forth in this Release and the Employment Agreement.

Section 5. Nonadmission. Nothing contained in this Release will be deemed or construed as an admission of wrongdoing or liability on the part of Duke or any of the Duke Releasees.

Section 6. Communication of Safety Concerns. Notwithstanding any other provision of this Agreement, the Employee remains free to report or otherwise communicate any nuclear safety concern, any workplace safety concern, or any public safety concern to the Nuclear Regulatory Commission, United States Department of Labor, or any other appropriate federal or state governmental agency, and the Employee remains free to participate in any federal or state administrative, judicial, or legislative proceeding or investigation with respect to any claims and matters not resolved and terminated pursuant to this Agreement. With respect to any claims and matters resolved and terminated pursuant to this Agreement, the Employee is free to participate in any federal or state administrative, judicial, or legislative proceeding or investigation if subpoenaed. The Employee shall give Duke, through its legal counsel, notice, including a copy of the subpoena, within twenty-four (24) hours of receipt thereof.

Section 7. Governing Law. This Release shall be interpreted, construed and governed according to the laws of the State of North Carolina, without reference to conflicts of law principles thereof.

This RELEASE OF CLAIMS AND is executed by the Employee and delivered to Duke on                     .

EMPLOYEE

EXHIBIT D

(Legacy Benefits)

1.	Outstanding equity awards granted under the Cinergy Corp. 1996 Long-Term Incentive Compensation Plan and the Cinergy Corp. Stock Option Plan

2.	Accrued benefit under the Cinergy Corp. Non-Union Employees’ Pension Plan, Cinergy Corp. Non-Union Employees’ 401(k) Plan, Cinergy Corp. 401(k) Excess Plan and Cinergy Corp. Nonqualified Deferred Incentive Compensation Plan

3.	Grandfathered retiree medical benefits under the Cinergy Corp. Welfare Benefit Program

4.	Deferred Compensation Agreement, dated December 16, 1992, as amended (PSI annuities)

5.	Insurance Agreement, dated October 7, 1992, as amended

6.	Performance award pursuant to Section 3.g. of Employment Agreement with Cinergy Corp., dated as of February 4, 2004